Exhibit 99.1

FOR IMMEDIATE RELEASE:	Media Contact:	Investor Relations:
June 27, 2006	Don H. Olsen	John Heskett
	(281) 719-4175	(801) 584-5768

HUNTSMAN CLOSES SALE OF U.S. BUTADIENE BUSINESS

The Woodlands, TX —Huntsman Corporation (NYSE: HUN), announced today that the Company has closed on the sale of its U. S. butadiene and MTBE business, which includes a manufacturing facility located in Port Neches, Texas, to Texas Petrochemicals, L.P. The total sales price was approximately $262 million, of which $192 million was paid today, while an additional $70 million will be payable to Huntsman following the restart of the Company’s Port Arthur olefins unit and the related resumption of crude butadiene supply to Texas Petrochemicals, LP. The final purchase price remains subject to a customary post-closing working capital adjustment.

Huntsman has owned the butadiene/MTBE business since its 1994 acquisition of Texaco Chemical Company. The manufacturing facility has a capacity of approximately 900 million pounds of butadiene per year and approximately 11,000 barrels per day of MTBE. The business had 2005 revenues of approximately $645 million.

Peter R. Huntsman, President and CEO, commented, “This transaction reflects our strategy to pursue the sale or spin off of our commodity businesses and to focus more of our attention and resources on our differentiated portfolio. In fact, this is the first major step toward that goal. We believe that the separation of our commodity business will create shareholder value and we continue to work aggressively to this end. We intend to utilize the proceeds from this sale to reduce debt and to invest in other parts of the Company, including the soon to be complete acquisition of Ciba’s Textile Effects business.

“We pay tribute to our associates who have worked in and currently run the business and facility; they are some of the most talented and dedicated professionals in the chemical industry. When we purchased the business in 1994 it was on the verge of closure. Butadiene is a core product for Texas Petrochemical, and we believe this sale to will ensure a long-term future for this site.”

Huntsman’s PO/MTBE and Oxides/Olefins facilities in Port Neches and its facility in nearby Port Arthur are not included in the sale.

Huntsman is a global manufacturer and marketer of differentiated and commodity chemicals. Its operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman today has 11,300 employees, 57 operations in 22 countries and had 2005 revenues of $13 billion.

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking  statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.